EXHIBIT 10.7

LOAN AGREEMENT
between
Mission Economic Development Corporation
and
Allied Waste North America, Inc.

Relating to
$56,800,000
Mission Economic Development Corporation
Solid Waste Disposal Revenue Bonds
(Allied Waste North America, Inc. Project)
Series 2007A

Dated as of April 1, 2007

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms	2
Section 1.2 Number and Gender	2
Section 1.3 Articles, Sections. Etc.	2

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE BORROWER

Section 2.1 Representations of the Issuer	3
Section 2.2 Representations and Warranties of the Borrower	5

ARTICLE III

ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS

Section 3.1 Agreement to Issue Bonds; Application of Bond Proceeds	7
Section 3.2 Disbursements from the Project Fund; Disbursements from the Costs of Issuance Fund	8
Section 3.3 Establishment of Completion Date; Obligation of Borrower to Complete	9
Section 3.4 Investment of Moneys in Funds	9
Section 3.5 Limitation of Issuer’s Liability	10

ARTICLE IV

LOAN OF PROCEEDS; REPAYMENT PROVISION

Section 4.1 Loan of Bond Proceeds; Issuance of Bonds	10
Section 4.2 Loan Payments and Payment of Other Amounts	10
Section 4.3 Unconditional Obligation	12
Section 4.4 Assignment of Issuer’s Rights	12
Section 4.5 Amounts Remaining in Funds	12

ARTICLE V

SPECIAL COVENANTS AND AGREEMENTS

Section 5.1 Right of Access to the Project	13
Section 5.2 The Borrower’s Maintenance of Its Existence	13
Section 5.3 Records and Financial Statements of Borrower	13

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LOAN AGREEMENT
     This Loan Agreement (the “Agreement”) dated as of April 1, 2007, between the MISSION ECONOMIC DEVELOPMENT CORPORATION, a constituted authority and non-profit industrial development corporation created and existing under the Development Corporation Act of 1979, as amended, Tex. Rev. Civ. Stat. Ann. Art. 5190.6 (Vernon 1979) (the “Act”) (the “Issuer”), and ALLIED WASTE NORTH AMERICA, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Borrower”);
W I T N E S S E T H:
     WHEREAS, the Act, including Section 4B of the Act, authorizes and empowers the Issuer to issue bonds on behalf of Mission, Texas (the “Unit”) to finance expenditures found by the Board of Directors of the Issuer to be required or suitable for infrastructure necessary to promote or develop new or expanded business enterprises, including solid waste disposal facilities; and
     WHEREAS, in furtherance of the purposes of the Act, the Issuer proposes to finance the cost of the acquisition, construction, installation, improving, and/or equipping of certain solid waste disposal facilities more particularly described in Exhibit A hereto (collectively, the “Project”); and
     WHEREAS, the Issuer was created by a city wholly or partly located in a county that is bordered by the Rio Grande, has a population of at least 500,000 and has wholly or partly within its boundaries at least four cities that each have a population of at least 25,000; and
     WHEREAS, the Issuer does not support the Project with sales and use tax revenue collected under Section 4A or 4B of the Act; and
     WHEREAS, the governing body of the counties and cities listed in Exhibit D to the Indenture have requested the Issuer to exercise its powers to finance the portion of the Project located in such counties and cities; and
     WHEREAS, in order to finance the cost of the Project, the Issuer is authorized by the Act to issue bonds payable from the revenue derived from the repayment of loans made to users of the Project; and
     WHEREAS, the Issuer has determined to issue its Solid Waste Disposal Revenue Bonds (Allied Waste North America, Inc. Project) Series 2007A (the “Bonds”), pursuant to an Indenture (the “Indenture”) of even date herewith between the Issuer and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), in order to provide funds to finance the cost of acquiring, constructing, improving and/or equipping the Project and to finance all or a portion of the cost of issuing the Bonds; and
     WHEREAS, the Issuer has undertaken to finance the cost of the Project by loaning the proceeds derived from the sale of the Bonds to the Borrower pursuant to this Agreement, under which the Borrower is required to make loan payments sufficient to pay when due the principal of, premium, if any, and interest on the Bonds and related expenses; and
     WHEREAS, as further security for the Bonds, Allied Waste Industries, Inc., a Delaware corporation which directly owns all of the outstanding stock of the Borrower (the “Guarantor”), will execute a Guaranty Agreement (the “Guaranty”) dated as of April 1, 2007 in favor of the Trustee, whereby the Guarantor will guarantee payments on the Bonds and the payment obligations of the Borrower under this Agreement; and
     WHEREAS, the Division has approved the contents of this Agreement in accordance with the Act; and
     WHEREAS, during the first Interest Rate Period the Bonds will bear interest at a Term Interest Rate and will not be credit enhanced by a Letter of Credit, rather, the Guarantor shall guarantee the payments of the Bonds; and
     WHEREAS, pursuant to the Indenture, the Bonds will be issued and the Issuer will assign to the Trustee its right to receive payments (excluding Unassigned Issuer Rights), and certain other rights (excluding Unassigned Issuer Rights), under this Agreement;
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definition of Terms.
     Unless the context otherwise requires, the terms used in this Agreement shall have the meanings specified in Section 1.1 of the Indenture, as originally executed or as it may from time to time be supplemented or amended as provided therein.
     Section 1.2 Number and Gender.
     The singular form of any word used herein, including the terms defined in Section 1.1 of the Indenture, shall include the plural, and vice versa. The use herein of a word of any gender shall include all genders.
     Section 1.3 Articles, Sections. Etc.
     Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivisions of this Agreement as amended from time to time. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole. The headings or titles of the several articles and sections, and the table of contents appended to copies hereof, shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
THE ISSUER AND THE BORROWER
     Section 2.1 Representations of the Issuer.
     The Issuer makes the following representations as the basis for its undertakings herein contained:
     (a) The Issuer is a constituted authority and non-profit industrial development corporation created and existing under the Act, having those powers enumerated under the Act. Based upon representations of the Borrower, the Project constitutes a “project” within the meaning of the Act. Under the provisions of the Act, the Issuer has the power to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations hereunder. By proper action, the Issuer has duly authorized the execution, delivery and performance of its obligations under this Agreement and the Indenture.
     (b) The Bonds will be issued under and secured by the Indenture, pursuant to which the Revenues derived by the Issuer hereunder and the Issuer’s rights under this Agreement (except the Unassigned Issuer Rights) will be pledged to the Trustee as security for payment of the principal of, premium, if any, and interest on the Bonds, and as security for the payment of the obligations of the Borrower under the Reimbursement Agreement, if any. The Issuer has assigned the Note to the Trustee as security for payment of the Bonds.
     (c) The Issuer has not pledged and will not pledge any interest in this Agreement or in the Note for any purpose other than to secure the Bonds under the Indenture and the obligations of the Borrower under the Reimbursement Agreement, if any. The Bonds constitute the only bonds or other obligations of the Issuer in any manner payable from the Revenues to be derived from this Agreement, and except for the Bonds, no bonds or other obligations have been or will be issued on the basis of this Agreement.
     (d) All public hearings by, authorizations, consents, and approvals of, and registrations or filings with, governmental bodies or agencies (other than approvals which might be required under the securities laws of any jurisdiction) required for the delivery, issuance and sale by the Issuer of the Bonds and the execution and delivery by the Issuer of this Agreement and the Indenture, or in connection with the carrying out by the Issuer of the obligations hereunder and thereunder, have been obtained or made and are in full force and effect.
     (e) The Issuer has found and determined and hereby finds and determines that all requirements of the Act with respect to the issuance of the Bonds and the execution of this Agreement have been complied with and that issuing the Bonds and entering into this Agreement will be in furtherance of the purposes of the Act.
     (f) The Issuer makes no representation or warranty concerning the suitability of the Project for the purpose for which they are being undertaken by the Borrower. The Issuer has not made any independent investigation as to the feasibility of any Project or the creditworthiness of the Borrower. Any bond purchaser, assignee of this Agreement, or any other party with any interest in this transaction shall make its own independent investigation as to the creditworthiness and feasibility of the Project, independent of any representation or warranties of the Issuer.
     (g) The execution and delivery of, and the performance of the obligations and agreements of the Issuer set forth in this Agreement, the Indenture and the Bonds are within the power and authority of the Issuer and have been duly authorized by the Issuer and will not contravene any provision of any judgment, order or decree to which the Issuer is subject or contravene or constitute a default under any contract, agreement or other instrument to which the Issuer is a party.
     (h) The Issuer is not in violation of the Act or, to its knowledge, any existing law, rule or regulation applicable to it which would affect its existence or the matters referred to in the preceding subsections (a) through (g).
     (i) All actions of the Issuer with respect to the issuance of the Bonds occurred at meetings held after notice given in accordance with the Issuer’s procedures and applicable law, which were open to the public and at which quorums were present and acting throughout, and said actions appear of public record in the minute books of the Issuer.
     (j) There is no default of the Issuer in the payment of the principal of or interest on any of its indebtedness for borrowed money or under any instrument or instruments or agreements under and subject to which any indebtedness for borrowed money has been incurred which does or could affect the validity and enforceability of the Indenture, the Bonds or this Agreement or the ability of the Issuer to perform its obligations thereunder or hereunder, and no event has occurred and is continuing under the provisions of any such instrument or agreement which constitutes or, with the lapse of time or the giving of notice, or both, would constitute such a default.
     (k) With respect to the Bonds, there are no other obligations of the Issuer that have been, are being or will be (i) sold at substantially the same time (i.e., less than 15 days apart), (ii) sold pursuant to the same plan of financing, and (iii) reasonably expected to be paid from substantially the same source of funds.
     (l) To the best of its knowledge, no litigation, inquiry or investigation of any kind in or by any judicial or administrative court or agency is pending or threatened against the Issuer with respect to (1) the organization and existence of the Issuer, (2) its authority to execute or deliver the Indenture, the Bonds or this Agreement or to perform its obligations thereunder or to assign the Note, (3) the validity or enforceability of any of such instruments or the transactions contemplated thereby, (4) the title of any officer of the Issuer who executed such instruments, or (5) any authority or proceedings related to the execution and delivery of such instruments on behalf of the Issuer. No such authority or proceedings have been repealed, revoked, rescinded or amended and all are in full force and effect.
     (m) With respect to the Bonds, the Issuer will, upon the written direction of the Borrower, take all steps specified in such directions as are required to be taken by the Issuer in connection with the computation and payment of rebatable arbitrage in accordance with Section

148(f) of the Code and Section 1.148-3 of the Treasury Regulations, including, but not limited to, the execution by the Issuer for filing by the Borrower of Internal Revenue Service Form 8038-T or any successor form required by such sections. The Issuer may conclusively rely on the directions of the Borrower with regard to any actions to be taken by it pursuant to this Section and shall have no liability for any consequences of any failure of the Borrower to supply accurate or sufficient directions or for the Bonds becoming “arbitrage bonds” as a result of compliance with such directions.
     Section 2.2 Representations and Warranties of the Borrower.
     The Borrower represents and warrants to the Issuer that, as of the date of execution of this Agreement and as of the date of delivery of the Bonds to the initial purchasers thereof (such representations and warranties to remain operative and in full force and effect regardless of the issuance of the Bonds or any investigations by or on behalf of the Issuer or the results thereof):
     (a) The Borrower has full legal right, power and authority under the laws of the United States and under the laws of the State (i) to enter into the Loan Documents, (ii) to agree to be bound by the terms of the Indenture, (iii) to perform its obligations hereunder and under the Loan Documents, and (iv) to consummate the transactions contemplated by the Loan Documents.
     (b) The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware. The Borrower has by proper corporate action duly authorized the execution and delivery of the Loan Documents and the performance of its obligations thereunder.
     (c) This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting the rights of creditors generally and by judicial discretion in the exercise of equitable remedies. Upon the execution and delivery hereof and thereof, each of the Loan Documents will constitute a valid and binding obligation of the Borrower, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting creditors’ rights generally and by judicial discretion in the exercise of equitable remedies.
     (d) The execution and delivery of the Loan Documents and the performance by the Borrower of its obligations thereunder and the consummation of the transactions contemplated thereby do not and will not conflict with, or constitute a breach or result in a violation of, the articles of incorporation or bylaws of the Borrower, will not violate any law, regulation, rule or ordinance or any material order, judgment or decree of any federal, state or local court and (with due notice or the passage of time, or both), do not conflict with, or constitute a breach of, or a default under, or result in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of the Borrower under the terms of any material document, instrument or commitment to which the Borrower is a party or by which the Borrower or any of its property is bound.

     (e) Neither the Borrower nor any of its business or properties, nor any relationship between the Borrower or any other person, nor any circumstances in connection with the execution, delivery and performance by the Borrower of the Loan Documents or the offer, issue, sale or delivery by the Issuer of the Bonds is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Borrower other than those already obtained.
     (f) Except as disclosed in the public filings of the Guarantor under the 1934 Act, the Borrower has not been served with and, to the knowledge of the Borrower, there is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency or public board or body pending or threatened directly against the Borrower which (i) affects or seeks to prohibit, restrain or enjoin the issuance, sale or delivery of the Bonds or the lending of the proceeds of the Bonds to the Borrower or the execution and delivery of the Loan Documents, (ii) affects or questions the validity or enforceability of the Loan Documents, (iii) questions the power or authority of the Borrower to carry out the transactions contemplated by, or to perform its obligations under the Loan Documents or the powers of the Borrower to own, acquire, equip or operate the Project, or (iv) which, if adversely determined, would materially impair its right to carry on business substantially as now conducted or as now contemplated to be conducted, or would materially adversely affect its financial condition.
     (g) To the best of its knowledge, the Borrower is not in default under any document, instrument or commitment to which the Borrower is a party or to which it or any of its property is subject which default would or could affect the ability of the Borrower to carry out its obligations under the Loan Documents.
     (h) Any certificate signed by an Authorized Representative of the Borrower and delivered pursuant to the Loan Documents or the Indenture shall be deemed a representation and warranty by the Borrower to the Issuer and the Trustee of the statements made therein.
     (i) The information contained in the Official Statement which pertains to the Borrower and the Project is true and correct and accurately summarizes the matters encompassed thereby to the extent such matters are described therein.
     (j) The Costs of the Project are as set forth in the Tax Agreement and have been determined in accordance with sound engineering/construction and accounting principles. All the information provided and representations made by the Borrower in the Tax Agreement are true and correct as of the date thereof.
     (k) The Borrower shall not make any changes to the Project or to the operation thereof which would affect the qualification of the Project under the Act or impair the exemption from federal income taxation of the interest on the Bonds. In particular, the Borrower shall comply with all requirements set forth in the Tax Agreement.
     (l) The Project consists and will consist of those Facilities described in Exhibit A.
     (m) To the best of its knowledge, all certificates, approvals, permits and authorizations with respect to the construction of the Project of applicable local governmental agencies, the

State and the federal government have been obtained, or if not yet obtained, are expected to be obtained in due course.
     (n) To the best of its knowledge, no event has occurred and no condition exists which would constitute an Event of Default or Loan Default Event or which, with the passing of time or with the giving of notice or both, would become an Event of Default or Loan Default Event.
     (o) The Project will be located wholly within the State.
     (p) The Borrower has no present intention of disposing of or abandoning any Facility nor of directing any Facility to a use other than the purposes represented to the Division.
     (q) That, by virtue of the Project being financed under the Act, it has not and will not maintain that it is entitled to an exemption from State sales or use taxes on personal property acquired in connection with the Project.
ARTICLE III
ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS
     Section 3.1 Agreement to Issue Bonds; Application of Bond Proceeds.
     (a) To provide funds to finance Costs of the Project and Costs of Issuance, the Issuer agrees that it will issue under the Indenture, sell and cause to be delivered to the purchasers thereof, the Bonds. The Issuer will thereupon apply the proceeds received from the sale of the Bonds as provided herein and in the Indenture.
     (b) The Borrower agrees that it will acquire, construct and install, or complete the acquisition, construction and installation of, the Project, substantially in accordance with the description of the Project prepared by the Borrower and submitted to the Issuer, including any and all supplements, amendments and additions or deletions thereto or therefrom, it being understood that the approval of the Issuer shall not be required for changes in such description which do not substantially alter the purpose and description of the Project as set forth in Exhibit A hereto. The Borrower further agrees to proceed with due diligence to complete the Project within 3 years from the Issuance Date. The Borrower shall not make any changes to the Project or to the operation thereof which would affect the qualification of such Project as a “project” under the Act or impair the exemption from federal income taxation of the interest on the Bonds. In particular, the Borrower agrees to comply with all requirements set forth in the Tax Agreement.
     (c) In the event that the Borrower desires to alter or change the Project, and such alteration or change substantially alters the purpose and description of the Project as described in Exhibit A hereto, the Borrower shall be required to deliver to the Issuer:
     (i) a certificate of an Authorized Representative of the Borrower describing in detail the proposed changes and stating that they will not have the effect of disqualifying the Project as facilities that may be financed pursuant to the Act or Section 142(a)(6) of the Code;

     (ii) a copy of the proposed form of amended or supplemented Exhibit A hereto; and
     (iii) an Approving Opinion addressed to the Trustee relating to such proposed changes.
     Section 3.2 Disbursements from the Project Fund; Disbursements from the Costs of Issuance Fund.
     (a) The Borrower will authorize and direct the Trustee, upon compliance with Section 3.3 of the Indenture, to disburse the moneys in the Project Fund only for the following purposes (and not for Costs of Issuance), subject to the provisions of Section 3.3 hereof:
     (i) Payment to the Borrower of such amounts, if any, as shall be necessary to reimburse the Borrower in full for all advances and payments made by it:
     (1) On or after July 7, 2006, in connection with the acquisition, construction and installation of the Project;
     (2) Prior to July 7, 2006 if such costs do not exceed $100,000; or
     (3) Prior to July 7, 2006 if such costs constitute preliminary expenditures within the meaning of Section 1.150-2(f)(2) of the Treasury Regulations and such costs do not exceed 20% of the aggregate issue price of the Bonds.
     (ii) Payment to any vendors, suppliers or contractors to acquire, construct and install the Project, as provided in the plans, specifications and work orders therefor; and payment of the miscellaneous expenses incidental thereto.
     (iii) Payment of the fees, if any, of architects, engineers, legal counsel and supervisors expended in connection with the acquisition, construction and installation of the Project.
     (iv) Payment of taxes including property taxes, assessments and other charges, if any, that may become payable during the construction period with respect to the Project, or reimbursement thereof, if paid by the Borrower.
     (v) Payment of any other Costs of the Project permitted by the Tax Agreement (but not including any Costs of Issuance).
     Each of the payments referred to in this Section 3.2(a) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.3 of the Indenture, signed by an Authorized Representative of the Borrower.
     (b) The Borrower will authorize and direct the Trustee in writing, upon compliance with Section 3.4 of the Indenture, to disburse the moneys in the Costs of Issuance Fund to or on behalf of the Borrower only for Costs of Issuance. Each of the payments referred to in this

Section 3.2(b) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.4 of the Indenture, signed by an Authorized Representative of the Borrower.
     (c) All disbursements from the Project Fund and the Costs of Issuance Fund must comply with the requirements of the Tax Agreement.
     Section 3.3 Establishment of Completion Date; Obligation of Borrower to Complete.
     As soon as practicable after the acquisition and construction of all of the Project are completed, an Authorized Representative of the Borrower, on behalf of the Borrower, shall evidence the Completion Date by providing a certificate to the Trustee upon which the Trustee may conclusively rely and to the Issuer (if so requested by the Issuer) stating that the construction of the Project has been completed substantially in accordance with the plans, specifications and work orders therefor, and all labor, services, materials and supplies used in the construction have been paid or provided for. Notwithstanding the foregoing, such certificate may state that it is given without prejudice to any rights of the Borrower against third parties for any claims or for the payment of any amount not then due and payable which exists at the date of such certificate or which may subsequently exist.
     All moneys remaining in the Project Fund after the Completion Date (other than moneys relating to provisional payments) and after payment or provision for payment of all other Costs of the Project have been provided for shall be transferred to the Surplus Account in accordance with Section 3.3 of the Indenture and applied as provided therein.
     In the event the moneys in the Project Fund available for payment of the Costs of the Project are or will be insufficient to pay the costs of acquisition, construction and installation of the Project in full, the Borrower agrees to pay directly, or to deposit in the Project Fund moneys sufficient to pay, any costs of completing the acquisition, construction and installation of the Project in excess of the moneys available for such purpose in the Project Fund. The Issuer makes no express or implied warranty that the moneys deposited in the Project Fund and available for payment of the Costs of the Project, under the provisions of this Agreement, will be sufficient to pay all the amounts which may be incurred for such costs. The Borrower agrees that if, after exhaustion of the moneys in the Project Fund, the Borrower should pay, or deposit moneys in the Project Fund for the payment of, any portion of the Costs of the Project pursuant to the provisions of this Section, it shall not be entitled to any reimbursement therefor from the Issuer, from the Trustee or from the Holders of any of the Bonds, nor shall it be entitled to any diminution of the amounts payable under Section 4.2 hereof.
     Section 3.4 Investment of Moneys in Funds.
     Any moneys in any fund or account held by the Trustee shall, at the written request of an Authorized Representative of the Borrower, be invested or reinvested by the Trustee as provided in the Indenture. Such investments shall be held by the Trustee and shall be deemed at all times a part of the fund or account from which such investments were made, and the interest accruing thereon, and any profit or loss realized therefrom, shall be credited or charged to such fund or account.
     Section 3.5 Limitation of Issuer’s Liability.
     Anything contained in this Agreement to the contrary notwithstanding, any obligation the Issuer may incur in connection with the undertaking of the Project or the payment of money shall not be deemed to constitute a debt or general obligation of the Issuer, the State or any political subdivision thereof, but shall be payable solely from the Revenues received by it as described in this Agreement and the Indenture (or, in the case of payments of the Purchase Price of Bonds, from amounts available for that purpose as described in this Agreement and the Indenture). No provision in this Agreement or any obligation herein imposed upon the Issuer, or the breach thereof, shall constitute or give rise to or impose upon the Issuer, the State or any political subdivision thereof a pecuniary liability or a charge upon their general credit or taxing powers. No officer, director, employee, member or agent of the Issuer shall be personally liable under this Agreement.
ARTICLE IV
LOAN OF PROCEEDS; REPAYMENT PROVISION
     Section 4.1 Loan of Bond Proceeds; Issuance of Bonds.
     The Issuer covenants and agrees, upon the terms and conditions in this Agreement, to make a loan to the Borrower from the proceeds of the Bonds for the purpose of financing the Costs of the Project and the Costs of Issuance. The Issuer further covenants and agrees that it shall take all actions within its authority to keep this Agreement in effect in accordance with its terms. Pursuant to said covenants and agreements, the Issuer will issue the Bonds upon the terms and conditions contained in this Agreement and the Indenture and will cause the Bond proceeds to be applied as provided in Article III of the Indenture.
     Section 4.2 Loan Payments and Payment of Other Amounts.
     (a) On or before 1:30 p.m. New York City time on each Bond Payment Date (as hereinafter defined), until the principal of, premium, if any, and interest on, the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Borrower covenants and agrees to pay to the Trustee as a repayment on the loan made to the Borrower from Bond proceeds pursuant to Section 4.1 hereof, a sum equal to the amount payable on such Bond Payment Date as principal of, and premium, if any, and interest on, the Bonds as provided in the Indenture. Such Loan Payments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee. The term “Bond Payment Date” as used in this Section 4.2(a) shall mean any date upon which any such amounts payable with respect to the Bonds shall become due, whether upon redemption, acceleration, maturity or otherwise.
     Each payment made pursuant to this Section 4.2(a) shall at all times be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption or acceleration) and premium, if any, becoming due and payable on the Bonds on each Bond

Payment Date; provided that any amount held by the Trustee in the Bond Fund on any due date for a Loan Payment hereunder shall be credited against the Loan Payment due on such date, to the extent available for such purpose; and provided further that, subject to the provisions of this paragraph, if at any time the amounts held by the Trustee in the Bond Fund (other than the Letter of Credit Account) are sufficient to pay all of the principal of and interest and premium, if any, on the Bonds as such payments become due, the Borrower shall be relieved of any obligation to make any further payments under the provisions of this Section. Notwithstanding the foregoing, if on any date the amount held by the Trustee in the Bond Fund is insufficient to make any required payments of principal of (whether at maturity or upon redemption or acceleration) and interest and premium, if any, on, the Bonds as such payments become due, the Borrower shall forthwith pay such deficiency as a Loan Payment hereunder.
     The obligation of the Borrower to make any payment required by this Section 4.2(a) shall be deemed to have been satisfied to the extent of any corresponding payment made to the Trustee (i) by a Credit Provider pursuant to a Letter of Credit then in effect with respect to the Bonds or (ii) by the Guarantor pursuant to the Guaranty.
     (b) The Borrower further covenants that it will make any payments required to be made pursuant to Sections 2.4, 4.6 and 4.8 of the Indenture at the applicable Purchase Price thereof by 2:45 p.m. New York City time on the Purchase Date in federal or other immediately available funds; provided, however the obligation to make such payments shall have been deemed satisfied to the extent that such Purchase Price shall have been paid from remarketing proceeds, from a draw under a Letter of Credit pursuant to Section 4.7(D) of the Indenture or from payment by the Guarantor pursuant to the Guaranty.
     (c) The Borrower also agrees to pay (i) the annual fee of the Trustee and the Tender Agent, if any, for their ordinary services rendered as trustee or tender agent, respectively, and their ordinary expenses incurred under the Indenture, as and when the same become due, (ii) the reasonable fees, charges and expenses (including reasonable legal fees and expenses) of the Trustee, as bond registrar and paying agent, the reasonable fees of any other Paying Agent as provided in the Indenture, and (iii) the reasonable fees, charges and expenses of the Trustee for the necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture, as and when the same become due. The Trustee’s compensation shall not be limited by any provision of law regarding the compensation of a Trustee of an express trust.
     (d) The Borrower covenants and agrees to pay to or on behalf of the Issuer (i) the reasonable fees and expenses of the Issuer in connection with this Agreement, the Project, the Bonds or the Indenture, including, without limitation, any and all fees and expenses incurred in connection with the authorization, issuance, sale and delivery of the Bonds and the administration of the Bonds, (ii) the Issuer’s fee for the issuance of the Bonds, and (iii) all other amounts which the Borrower agrees to pay under the terms of this Agreement; provided, that the aggregate of all such amounts paid to the Issuer shall not equal or exceed an amount which would cause the “Yield” on the Note, this Agreement or any other “acquired purpose obligation” to be “materially higher” than the “Yield” on the Bonds, as such terms are used in the Code. Such fees and expenses shall be paid directly to the Issuer for its own account as and when such fees and expenses become due and payable.

     (e) The Borrower also agrees to pay the reasonable fees, charges and expenses of the Remarketing Agent. Such payments shall be made directly to the Remarketing Agent. The Issuer shall have no obligation whatsoever with respect to the payment of fees, charges and expenses of the Remarketing Agent.
     (f) The Borrower agrees to pay any amounts required to be deposited in the Rebate Fund to comply with the provisions of the Tax Agreement and to pay the fees, charges and expenses of any rebate analyst.
     Section 4.3 Unconditional Obligation.
     The obligations of the Borrower to make the Loan Payments and the other payments required by Section 4.2 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer, and during the term of this Agreement, the Borrower shall pay all payments required to be made on account of this Agreement as prescribed in Section 4.2 and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off. Until such time as the principal of, premium, if any, and interest on, the Bonds shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Borrower (i) will not suspend or discontinue any payments provided for in Section 4.2; (ii) will perform and observe all of its other covenants contained in this Agreement; and (iii) except as provided in Article VIII hereof, will not terminate this Agreement for any cause, including, without limitation, the occurrence of any act or circumstances that may constitute failure of consideration, destruction of or damage to all or a portion of those facilities or equipment comprising the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either of these, or any failure of the Issuer or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Indenture, except to the extent permitted by this Agreement.
     Section 4.4 Assignment of Issuer’s Rights.
     As security for the payment of the Bonds, the Issuer will assign to the Trustee the Issuer’s rights under this Agreement and the Note, including the right to receive Loan Payments hereunder (except the Unassigned Issuer Rights). The Issuer hereby directs the Borrower to make the Loan Payments required hereunder directly to the Trustee for deposit as contemplated by the Indenture. The Issuer hereby directs the Borrower to make the Purchase Price Payments required hereunder directly to the Trustee or the Tender Agent as contemplated by the Indenture. The Borrower hereby consents to such assignment and agrees to make payments directly to the Trustee or the Tender Agent, as the case may be, without defense or set-off by reason of any dispute between the Borrower and the Issuer or the Trustee.
     Section 4.5 Amounts Remaining in Funds.
     It is agreed by the parties hereto that after payment in full of (i) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (ii) the fees,

charges and expenses of the Issuer and the Trustee, the Tender Agent and any Paying Agents in accordance with the Indenture, (iii) all other amounts required to be paid under this Agreement and the Indenture, and (iv) if applicable, payment to any Credit Provider of any amounts owed to the Credit Provider under the Reimbursement Agreement with respect to a Letter of Credit, any amounts remaining in any fund held by the Trustee under the Indenture (excepting the Rebate Fund) shall be paid as provided in Section 10.1 of the Indenture. Notwithstanding any other provision of this Agreement or the Indenture, under no circumstances shall proceeds of a draw on a Letter of Credit or remarketing proceeds be paid to the Issuer, the Guarantor, the Borrower or an affiliate of either the Guarantor or the Borrower.
ARTICLE V
SPECIAL COVENANTS AND AGREEMENTS
     Section 5.1 Right of Access to the Project.
     The Borrower agrees that during the term of this Agreement the Issuer, the Trustee, and the duly authorized agents of either of them shall have the right at all reasonable times during normal business hours to enter upon each site where any part of the Project is located and to examine and inspect such Project; provided that reasonable notice shall be given to the Borrower at least 5 Business Days prior to such examination or inspection, and such inspection shall not disturb the Borrower’s normal business operations.
     Section 5.2 The Borrower’s Maintenance of Its Existence.
     The Borrower covenants and agrees that during the term of this Agreement it will maintain its existence as a corporation in good standing in the State of Delaware, and shall be authorized to do business in the State either directly or indirectly through one of its subsidiaries or affiliates, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not combine or consolidate with or merge into another entity so that the Borrower is not the resulting or surviving entity (any such sale, disposition, combination or merger shall be referred to hereafter as a “transaction”); provided that the Borrower may enter into such transaction, if (i) the surviving or resulting transferee, person or entity, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of the Borrower hereunder, (ii) the surviving or resulting transferee, person or entity, as the case may be, qualifies to do business in the State and (iii) the Borrower shall deliver to the Trustee prior to the consummation of the transaction an Approving Opinion.
     If a merger, consolidation, sale or other transfer is effected, as provided in this Section, all provisions of this Section shall continue in full force and effect and no further merger, consolidation, sale or transfer shall be effected except in accordance with the provisions of this Section.
     Section 5.3 Records and Financial Statements of Borrower.
     The Borrower covenants and agrees at all times to keep, or cause to be kept, proper books of record and account, prepared in accordance with generally accepted accounting principles, in which complete and accurate entries shall be made of all transactions of or in relation to the business, properties and operations of the Borrower relating to the Project. Such books of record and account shall be available for inspection by the Issuer or the Trustee during normal business hours and under reasonable circumstances.
     Section 5.4 Insurance.
     The Borrower agrees to insure the Project during the term of this Agreement for such amounts and for such occurrences as are customary for similar facilities of the Borrower within the State, by means of policies issued by reputable insurance companies qualified to do business in the State or through “self insurance” in accordance with the ordinary course of business of the Borrower and the Guarantor.
     Section 5.5 Maintenance and Repairs; Taxes; Utility and Other Charges.
     The Borrower agrees to maintain the Project during the term of this Agreement (i) in as reasonably safe condition as its operations shall permit and (ii) in good repair and in good operating condition, ordinary wear and tear excepted, making from time to time all necessary repairs thereto and renewals and replacements thereof.
     The Borrower agrees to pay or cause to be paid during the term of this Agreement all taxes, governmental charges of any kind lawfully assessed or levied upon the Project or any part thereof, including any taxes levied against any portion of any Project which, if not paid, will become a charge on the receipts from the Project, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of any portion of the Project and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on the Project, provided that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Borrower shall be obligated to pay only such installments as are required to be paid during the term of this Agreement. The Borrower may, at the Borrower’s expense and in the Borrower’s name, in good faith, contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during that period of such contest and any appeal therefrom unless by such nonpayment the Project or any part thereof will be subject to loss or forfeiture.
     Section 5.6 Qualification in Texas.
     The Borrower agrees that throughout the term of this Agreement it, or any successor or assignee as permitted by Section 5.2, will be qualified to do business in the State, either directly or indirectly through one of its subsidiaries or affiliates.
     Section 5.7 Tax Covenant.
     The Borrower covenants and agrees that it shall at all times do and perform all acts and things permitted by law and this Agreement and the Indenture which are necessary in order to assure that interest paid on the Bonds (or any of them) will be excluded from gross income of the owners thereof for federal income tax purposes and shall take no action that would result in such interest not being excluded from gross income for federal income tax purposes. Without limiting the generality of the foregoing, the Borrower agrees to comply with the provisions of the Tax

Agreement, which are hereby incorporated herein. This covenant shall survive payment in-full or defeasance of the Bonds.
     (a) Qualifying Costs. The Borrower shall not cause any Proceeds of the Bonds to be expended, except pursuant to the Indenture and this Agreement. The Issuer agrees to act in accordance with its duties under the Indenture. The Borrower shall not (i) requisition or otherwise allow payment out of the Proceeds of the Bonds (A) if such payment is to be used for the acquisition (including reimbursement therefor in compliance with the Code) of any property (or an interest therein) unless the first use of such property is pursuant to such acquisition, provided that this clause (A) shall not apply (1) to any building (and the equipment purchased as a part thereof, if any) if the “rehabilitation expenditures”, as defined in Section 147(d) of the Code, with respect to the building equal or exceed 15% of the portion of the cost of acquiring the building (including such equipment) financed with the Proceeds of the Bonds, or (2) to any other property if the rehabilitation expenditures with respect thereto equal 100% of the cost of acquiring such property financed with the Proceeds of the Bonds; (B) if as a result of such payment, 25% or more of the Proceeds of the Bonds would be considered as having been used directly or indirectly for the acquisition of land (or an interest therein); (C) if, as a result of such payment, less than 95% of the Net Proceeds of the Bonds, expended at the time of such acquisition would be considered as having been used for costs of the acquisition, construction, reconstruction or improvement of land or property of a character subject to the allowance for depreciation provided in Section 167 of the Code or costs that constitute (1) costs associated with facilities that will be used solely for the collection, storage, treatment, utilization, processing or final disposal of solid waste or (2) costs for land, buildings or other property that is functionally related or subordinate to such property (“Qualifying Costs”), or (D) if such payment is used to pay Costs of Issuance of the Bonds in excess of an amount equal to 2% of the Sale Proceeds of the Bonds; (ii) take or omit, or permit to be taken or omitted, any other action with respect to the use of such Proceeds the taking or omission of which has or would result in the loss of the exclusion of interest on the Bonds from gross income of the owners thereof for federal income tax purposes; or (iii) take or omit, or permit to be taken or omitted, any other action the taking or omission of which has or would cause the loss of such exclusion.
     (b) Prohibited Uses. Without limiting the generality of the foregoing, the Borrower will not use the Proceeds of the Bonds, or permit such Proceeds to be used directly or indirectly, for the acquisition of land (or an interest therein) to be used for farming purposes, or to provide (i) any facility the primary purpose of which is retail food and beverage services, automobile sales or service or the provision of recreation or entertainment, (ii) any airplane, skybox or other private luxury box, any health club facility, any facility primarily used for gambling, any store the principal business of which is the sale of alcoholic beverages for consumption off premises, any private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including any hand ball or racquetball court), hot tub facility, suntan facility, or race track, or (iii) single or multi-family residences.
     (c) Land. No portion of the Proceeds of the Bonds will be used directly or indirectly for the acquisition of land or any interest therein to be used for the purpose of farming and less than 25% of the Proceeds of the Bonds are or will be used directly or indirectly for the acquisition of land to be used for purposes other than farming.

     (d) Commencement of Construction; First Users. The Borrower hereby represents that the Borrower will not requisition any amounts from the Proceeds of the Bonds to pay costs incurred before the date of issuance of the Bonds and paid more than 60 days prior to the date of “official action” of the Issuer within the meaning of Section 142 of the Code, which took place on September 5, 2006. No person, firm or corporation who was a “substantial user” of the Project (as defined in the Code) before the date of issuance of the Bonds and who was or will be a “substantial user” of the Project following its being placed in service, has received or will receive, directly or indirectly, any Proceeds from the issuance and sale of the Bonds.
     (e) Economic Life of Project. The Borrower hereby represents that the weighted average maturity of the Bonds does not exceed 120% of the “average reasonably expected economic life” of the components comprising the Project, determined pursuant to Section 147(b) of the Code. For purposes of the preceding sentence, the reasonably expected economic life of each property constituting the Project shall be determined as of the later of (i) the Issuance Date of the Bonds or (ii) the date on which such property is placed in service (or expected to be placed in service). In addition, land shall not be taken into account in determining the reasonably expected economic life of property. The Borrower agrees that it will not make any changes in the Project which would, at the time made, cause 120% of the “average reasonably expected economic life” of the components of the Project, determined pursuant to Section 147(b) of the Code, to be less than the “weighted average maturity” of the Bonds.
     (f) Certificate of Information; Internal Revenue Service Form 8038. The Borrower hereby represents that the information contained herein and in the Tax Agreement) delivered in connection with the issuance of the Bonds with respect to the compliance with the requirements of Section 103 and Sections 141 through 150 of the Code, including the information in Internal Revenue Service Form 8038 (excluding the issue number and the employer identification number of the Issuer) filed by the Issuer with respect to the Bonds and the Project, is true and correct in all material respects.
     (g) Use by United States of America or Its Agencies. The Borrower has not permitted and shall not permit the Project to be used or occupied other than as a member of the general public in any manner for compensation by the United States of America or an agency or instrumentality thereof, including any entity with statutory authority to borrow from the United States of America (in any case within the meaning of Section 149(b) of the Code) unless, with respect to any future use of the Project, the Borrower shall deliver to the Trustee an Approving Opinion addressed to the Trustee.
     (h) Other Bonds. The Borrower agrees that during the period commencing on the date of the issuance of the Bonds and ending 15 days thereafter, there shall be issued no “private activity bonds,” as defined in Section 141 of the Code, which are guaranteed or otherwise secured by payments to be made by the Borrower or any “related person” (or group of “related persons”) unless the Borrower shall deliver to the Trustee an Approving Opinion addressed to the Trustee in connection with the issuance of such “private activity bonds”. The Borrower represents that except for the Borrower or any “related person” (or group of “related persons”), no person has (i) guaranteed, arranged, participated in, assisted with or paid any portion of the Cost of Issuance of, the Bonds, and (ii) provided any property or any franchise, trademark or trade name (within the meaning of Section 1253 of the Code) which is to be used in connection with the Project.
     (i) Solid Waste Disposal Facilities. Not less than 95% of the Net Proceeds of the Bonds shall be used to provide (i) facilities that will be used solely for the collection, storage, treatment, utilization, processing or final disposal of solid waste, or (ii) land, buildings or other property that is functionally related or subordinate to such a property.
     (j) Change in Use. The Borrower shall not cause any change in use of the Project that would not satisfy the requirements of Section 1.150-4 of the Treasury Regulations (or a successor Treasury Regulation or similar) without an Approving Opinion.
     (k) Bonds Are Not Hedge Bonds. The Borrower covenants and agrees that not more than 50% of the Proceeds of the Bonds will be invested in nonpurpose investments (as described in Section 1.148-1(b) of the Treasury Regulations) having a substantially guaranteed Yield for four years or more within the meaning of Section 149(g)(3)(A)(ii) of the Code, and the Borrower reasonably expects that at least 85% of the spendable proceeds of such Bonds will be used to carry out the governmental purposes of the Bonds within the three-year period beginning on the Issuance Date.
     (l) Yield on Investment of Gross Proceeds. The Borrower will restrict the cumulative, blended Yield on the investment of the Gross Proceeds of the Bonds to the Yield of the Bonds, other than amounts (i) not subject to yield restriction because of (A) the availability of any applicable temporary period under Section 148(c) of the Code and Section 1.148-2(e) of the Treasury Regulations, (B) deposit in a reasonably required reserve or replacement fund described in Section 148(d) of the Code and Section 1.148-2(f)(2) of the Treasury Regulations or a bona fide debt service fund described in Section 1.148-1(b) of the Treasury Regulations (including the Bond Fund) or (C) the minor portion exception described in Section 1.148-2(g) of the Treasury Regulations, or (ii) invested at a restricted yield by virtue of being invested in obligations described in Section 103(a) of the Code that are not “specified private activity bonds” within the meaning of Section 57(a)(5)(C) of the Code to the extent required by the Code or the Treasury Regulations.
     (m) No Arbitrage. The Borrower will not use or invest the Proceeds of the Bonds such that such Bonds become “arbitrage bonds” within the meaning of Section 148 of the Code.
     (n) Rebate. The Borrower agrees to take all steps necessary to compute and pay any rebatable arbitrage in accordance with Section 148(f) of the Code and Section 1.148-3, of the Treasury Regulations, including:
     (i) Delivery of Documents and Money on Computation Dates. The Borrower shall deliver to the Trustee, within 45 days after each Computation Date for the Bonds,
     (A) a statement, signed by an Authorized Representative of the Borrower, stating the Rebate Amount for the Bonds as of such Computation Date; and

     (B) (1) if such Computation Date is not the Final Computation Date, an amount which, together with any amount then held for the credit of the Rebate Fund, is equal to at least 90% of the Rebate Amount in respect of the Bonds as of such Computation Date, less the future value as of such date, of any prior payments made to the United States pursuant to Section 148(f) of the Code in respect of the Bonds, and (2) if such Computation Date is the Final Computation Date, an amount which, together with any amount then held for the credit of the Rebate Fund in respect of the Bonds, is equal to the Rebate Amount as of such Final Computation Date, less the future value as of such date, of any prior payments made to the United States pursuant to Section 148(f) of the Code in respect of such Bonds; and
     (C) to the extent any Rebate Amount is due, an Internal Revenue Service Form 8038-T completed as of such Computation Date.
     (ii) Correction of Underpayments. If the Trustee or the Borrower shall discover or be notified as of any date that any payment paid to the United States Treasury pursuant to Section 5.7 of the Indenture of an amount described in Section 5.7(n)(i) above shall have failed to satisfy any requirement of Section 1.148-3(f) of the Treasury Regulations (whether or not such failure shall be due to any default by the Borrower, the Issuer, or the Trustee), the Borrower shall (A) deliver to the Trustee a brief written explanation of such failure and any basis for concluding that such failure was innocent and (B) pay to the Trustee (for deposit to the Rebate Fund) and cause the Trustee to pay to the United States Treasury from the Rebate Fund the penalty in respect thereof and as specified in Section 1.148-3(h) of the Treasury Regulations, within 45 days after any discovery or notice.
     (iii) Records. The Borrower shall retain all of its accounting records relating to the Bond Fund, the Project Fund, the Costs of Issuance Fund and the Rebate Fund and all calculations made in preparing the statements described in this Section 5.7(n) for at least 6 years after the date on which no Bonds are Outstanding.
     (iv) Borrower Authorized to Act on Behalf of Issuer. The Issuer hereby authorizes the Borrower to exercise, on behalf of the Issuer, any election pursuant to Section 1.148-3 of the Treasury Regulations and the Issuer will cooperate with the Borrower and execute any form or statement required by the Treasury Regulations to perfect any such election.
     (v) Fees and Expenses. The Borrower agrees to pay all of the reasonable fees and expenses of Bond Counsel, an Accountant and any other necessary consultant employed by the Borrower, the Trustee or the Issuer in connection with computing the Rebate Amount.
     (vi) No Diversion of Rebatable Arbitrage. The Borrower will not indirectly pay any amount otherwise payable to the federal government pursuant to the foregoing requirements to any person other than the federal government by entering into any investment arrangement with respect to the Gross Proceeds of the Bonds which is not purchased at fair market value or includes terms that the Borrower would not have included if the Bonds were not subject to Section 148(f) of the Code.
     (vii) Investment of Rebate Fund. In the event funds are deposited to the Rebate Fund, the Borrower shall give the Trustee instructions as the investment of such funds upon deposit of such funds in accordance with Section 5.6 of the Indenture.
     (o) Covenant to Maintain Tax Exemption. The Borrower hereby covenants and agrees that it shall not take any action, cause any action to be taken, omit to taken any action or cause any omission to occur which would cause the interest on the Bonds to become includable in the gross income of the recipients thereof for purposes of federal income taxation. To the extent that published rulings of the Internal Revenue Service, or amendments to the Code or the Treasury Regulations modify the covenants of the Borrower which are set forth in this Section 5.7 or which are necessary to preserve the excludability from gross income of interest on the Bonds for federal income tax purposes, the Borrower will comply with such modifications.
     Section 5.8 [Reserved].
     Section 5.9 Assignment by Borrower.
     The rights and obligations of the Borrower under this Agreement may be assigned by the Borrower to any person in whole or in part, subject, however, to each of the following conditions:
     (a) No assignment other than pursuant to Section 5.2 hereof shall relieve the Borrower from primary liability for any of its obligations hereunder, and in the event of any assignment not pursuant to Section 5.2 hereof the Borrower shall continue to remain primarily liable for the payments specified in Section 4.2 hereof and for performance and observance of the other agreements on its parts herein provided to be performed and observed by it.
     (b) Any assignment from the Borrower other than pursuant to Section 5.2 hereof shall retain for the Borrower such rights and interests as will permit it to perform its obligations under this Agreement, and any assignee from the Borrower shall assume in writing the obligations of the Borrower hereunder to the extent of the interest assigned.
     (c) Within 30 days after delivery thereof, the Borrower shall furnish or cause to be furnished to the Issuer, the Credit Provider, if any, and the Trustee a true and complete copy of each such assignment together with an instrument of assumption.
     (d) The Borrower shall furnish to the Issuer, the Credit Provider, if any, and the Trustee an Approving Opinion addressed to the Issuer and the Trustee.
     Section 5.10 Cooperation in Filings and Other Matters.
     The Issuer and the Borrower agree to cooperate, upon the request of either party, at the expense of the Borrower in the filing and renewal of UCC-1 financing statements, if any.

     Section 5.11 Letter of Credit.
     (a) At any time the Borrower may, at its option, provide for the delivery to the Trustee of a Letter of Credit, and the Borrower shall, in any event, cause to be delivered an Alternate Letter of Credit at least 20 days before the expiration date of any existing Letter of Credit, unless otherwise permitted by the Indenture. A Letter of Credit shall be an irrevocable letter of credit or other irrevocable credit facility (including, if applicable, a confirming letter of credit), issued by a Credit Provider, the terms of which shall be acceptable to the Trustee and shall otherwise comply with the requirements of the Indenture; provided, that the expiration date of such Letter of Credit shall be a date not earlier than one year from its date of issuance, subject to earlier termination upon payment of the Bonds in full or provision for such payment in accordance with Article X of the Indenture. On or prior to the date of the delivery of a Letter of Credit to the Trustee, the Borrower shall cause to be furnished to the Trustee (i) an opinion of Bond Counsel addressed to the Trustee stating to the effect that the delivery of such Letter of Credit to the Trustee is authorized under the Indenture and complies with the terms hereof and will not in and of itself adversely affect the Tax-exempt status of interest on the Bonds, (ii) an opinion of counsel to the Credit Provider issuing such Letter of Credit stating to the effect that such Letter of Credit is enforceable in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, reorganization or similar laws limiting the enforceability of creditors’ rights generally and except that no opinion need be expressed as to the availability of any discretionary equitable remedies), (iii) written evidence from each Rating Agency that the Bonds shall have a long-term rating of “A” (or equivalent) or higher or, if the Bonds only have a short-term rating, such short-term rating shall be in the highest short-term rating category (without regard to “+“s or “-“s) and (iv) if no Rating Agency is then rating the Bonds, an opinion of Bond Counsel addressed to the Trustee or an opinion of counsel to the Credit Provider addressed to the Trustee to the effect that payments under such Letter of Credit will not constitute a voidable preference under Section 547 of the United States Bankruptcy Code as then in effect if a petition in bankruptcy is filed by or against the Borrower, the Guarantor or the Issuer or an affiliate or a subsidiary of any of them.
     (b) The Borrower shall provide to the Trustee (with a copy to the Issuer) a notice at least 15 days prior to the effective date of any Alternate Letter of Credit (and in no event later than 35 days prior to the expiration of any existing Letter of Credit) identifying the Alternate Letter of Credit, if any, and the rating which will apply to the Bonds after the effective date.
     (c) Prior to the commencement of the first Interest Rate Period after the termination of a Letter of Credit, the Borrower shall furnish an Approving Opinion addressed to the Issuer and to the Trustee.
     Section 5.12 Maintenance of Guaranty; Remarketing Agreement.
     Throughout the term of this Agreement, the Borrower will cause the Guarantor to maintain in effect the Guaranty. So long as the Bonds are subject to remarketing under the Indenture, in the event a Remarketing Agreement is entered with the Guarantor and without the Borrower as a party thereto, any applicable provision of the Indenture bestowing any duty upon, creating any right or privilege of, or requiring notice to or consent or approval of the Borrower may be satisfied by the Guarantor in lieu of the Borrower.

     Section 5.13 Reserved.
     Section 5.14 Compliance with Indenture.
     The Borrower recognizes that the Indenture contains provisions that, among other things, relate to matters affecting the payment of Costs of the Project and the administration and investment of certain funds. The Borrower has reviewed the Indenture and hereby assents to all provisions of the Indenture. The Borrower shall take such action as may be reasonably necessary in order to enable the Issuer and the Trustee to comply with all requirements and to fulfill all covenants of the Indenture to the extent that compliance with such requirements and fulfillment of such covenants are dependent upon any observance or performance required of the Borrower by the Indenture or this Agreement.
ARTICLE VI
[RESERVED]
ARTICLE VII
LOAN DEFAULT EVENTS AND REMEDIES
     Section 7.1 Loan Default Events.
     Any one of the following which occurs and continues shall constitute a Loan Default Event:
     (a) Failure of the Borrower to make any Loan Payment required by Section 4.2(a) hereof or under the Note when due; or
     (b) Failure of the Borrower to make any Purchase Price Payment required by Section 4.2(b) hereof or under the Note when due; or
     (c) Failure of the Borrower to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Agreement or under the Note (other than (i) agreements contained in Section 5.13 hereof, or (ii) as provided in clause (a) or (b) above), which continues for a period of 30 days after written notice delivered by the Issuer or the Trustee to the Borrower and the Credit Provider, if any, which notice shall specify such failure and request that it be remedied, unless the Issuer and the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted within such period and diligently pursued in good faith until the default is corrected; or
     (d) The dissolution or liquidation of the Borrower or the filing by the Borrower of a voluntary petition in bankruptcy, or failure by the Borrower promptly to cause to be lifted any execution, garnishment or attachment of such consequence as will impair the Borrower’s ability to carry on its obligations hereunder, or the entry of any order or decree granting relief in any involuntary case commenced against the Borrower under any present or future federal bankruptcy act or any similar federal or state law, or a petition for such an order or decree shall be filed in any court and such petition shall not be discharged or denied within ninety days after the filing thereof, or if the Borrower shall admit in writing its inability to pay its debts generally as they become due, or a receiver, trustee or liquidator of the Borrower shall be appointed in any proceeding brought against the Borrower and shall not be discharged within ninety days after such appointment or if the Borrower shall consent to or acquiesce in such appointment, or assignment by the Borrower for the benefit of its creditors, or the entry by the Borrower into an agreement of composition with its creditors, or a bankruptcy, insolvency or similar proceeding shall be otherwise initiated by or against the Borrower under any applicable bankruptcy, reorganization or analogous law as now or hereafter in effect and if initiated against the Borrower shall remain undismissed (subject to no further appeal) for a period of ninety days; provided, the term “dissolution or liquidation of the Borrower,” as used in this subsection, shall not be construed to include the cessation of the existence of the Borrower resulting either from a merger or consolidation of the Borrower into or with another entity or a dissolution or liquidation of the Borrower following a transfer of all or substantially all of its assets as an entirety or under the conditions permitting such actions contained in Section 5.2 hereof; or
     (e) The existence of an “Event of Default” (as respectively defined therein) under the Indenture or the Guaranty.
     Section 7.2 Remedies on Default.
     Subject to Section 7.1 hereof, whenever any Loan Default Event shall have occurred and shall be continuing,
     (a) The Trustee, by written notice to the Issuer, the Borrower and the Credit Provider, if any, shall declare the unpaid balance of the loan payable under Section 4.2(a) of this Agreement or the Note to be due and payable immediately, provided that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable under the Indenture. Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Section 7.1 of the Indenture.
     (b) The Trustee may have access to and may inspect, examine and make copies of the books and records and any and all accounts, data and federal income tax and other tax returns of the Borrower.
     (c) The Issuer or the Trustee may take whatever action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Agreement.
     (d) If applicable, the Trustee shall immediately draw upon any Letter of Credit, if permitted by its terms and required by the terms of the Indenture, and apply the amount so drawn in accordance with the Indenture and may exercise any remedy available to it thereunder.
     In case the Trustee, the Credit Provider, if any, or the Issuer shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, the Credit

Provider, if any, or the Issuer, then, and in every such case, the Borrower, the Trustee, the Credit Provider, if any, and the Issuer shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Borrower, the Trustee, the Credit Provider, if any, and the Issuer shall continue as though no such action had been taken.
     The Borrower covenants that, in case a Loan Default Event shall occur with respect to the payment of any Loan Payment payable under Section 4.2(a) hereof, then, upon demand of the Trustee, the Borrower will pay to the Trustee the whole amount that then shall have become due and payable under said Section, with interest on the amount then overdue at the rate then borne by the Bonds on the day prior to the occurrence of such default.
     In the case the Borrower shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Borrower and collect in the manner provided by law the moneys adjudged or decreed to be payable.
     In case proceedings shall be pending for the bankruptcy or for the reorganization of the Borrower under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Borrower or in the case of any other similar judicial proceedings relative to the Borrower, or the creditors or property of the Borrower, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Borrower, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture. Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee and the Issuer any amount due each of them for their respective reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by each of them up to the date of such distribution.
     In the event the Trustee incurs expenses or renders services in any proceedings which result from a Loan Default Event under Section 7.1(d) hereof, or from any default which, with the passage of time, would become such Loan Default Event, the expenses so incurred and compensation for services so rendered are intended to constitute expenses of administration under the United States Bankruptcy Code or equivalent law.
     Section 7.3 Agreement to Pay Attorneys’ Fees and Expenses.
     In the event the Borrower should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Borrower herein contained, the Borrower agrees to pay promptly to the Issuer or the Trustee the reasonable fees and expenses of such attorneys and such other reasonable out-of-pocket expenses so incurred by the Issuer or the Trustee, whether incurred at trial, on appeal, in bankruptcy proceedings, or otherwise.
     Section 7.4 No Remedy Exclusive.
     No remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly required herein or by applicable law. Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee as the assignee of the Issuer. Notwithstanding any other provision hereunder, the Trustee may proceed first against either the Guarantor or the Borrower in accordance with the terms of the Guaranty or this Agreement, respectively, as the Trustee may deem appropriate.
     Section 7.5 No Additional Waiver Implied by One Waiver.
     In the event any agreement or covenant contained in this Agreement should be breached by the Borrower and thereafter waived by the Issuer, the Credit Provider, if any, or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.
ARTICLE VIII
PREPAYMENT
     Section 8.1 Redemption of Bonds with Prepayment Moneys.
     By virtue of the assignment of the rights of the Issuer under this Agreement to the Trustee as is provided in Section 4.4 hereof, the Borrower agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Article VIII. The Indenture provides that the Trustee shall use the moneys so paid to it by the Borrower to redeem the Bonds on the date set for such redemption pursuant to Section 8.5 hereof or to reimburse any Credit Provider for any draw under the Letter of Credit therefor. The Issuer shall call Bonds for redemption as required by Article IV of the Indenture or as requested by the Borrower pursuant to the Indenture or this Agreement.
     Section 8.2 Options to Prepay Installments.
     The Borrower shall have the option to prepay the Loan Payments payable under Section 4.2(a) hereof by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof and to cause all or any part of the Bonds to be redeemed at the times and at the prices set forth in Section 4.1(B) of the Indenture if the conditions under said Section 4.1(B)

are met and at the times and at the prices set forth in Sections 4.1(C) or 4.1(D) of the Indenture, as the case may be.
     Section 8.3 Mandatory Prepayment.
     If a mandatory redemption of the Bonds is required by Section 4.1(A) of the Indenture, the Borrower shall have and hereby accepts the obligation to prepay the Loan Payments by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof, to be used to redeem all or a part of the Outstanding Bonds.
     Section 8.4 Amount of Prepayment.
     In the case of a redemption of the Outstanding Bonds in full, the amount to be paid shall be a sum sufficient, together with other funds and the yield on any securities deposited with the Trustee and available for such purpose, to pay (1) the principal of all Bonds Outstanding on the redemption date specified in the notice of redemption, plus interest accrued and to accrue to the payment or redemption date of the Bonds, plus premium, if any, pursuant to the Indenture, (2) all reasonable and necessary fees and expenses of the Issuer (including without limitation, reasonable legal fees and expenses), the Trustee and any Paying Agent accrued and to accrue through final payment of the Bonds and (3) all other liabilities of the Borrower accrued and to accrue under this Agreement. In the case of redemption of the Outstanding Bonds in part, the amount payable shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of and premium, if any, and accrued interest on the Bonds to be redeemed, as provided in the Indenture, and to pay expenses of redemption of such Bonds.
     Section 8.5 Notice of Prepayment.
     To exercise an option granted in or to perform an obligation required by this Article VIII, the Borrower shall give written notice at least 15 days prior to the last day by which the Trustee is permitted to give notice of redemption pursuant to Section 4.3 of the Indenture, to the Issuer, the Credit Provider, if any, and the Trustee specifying the amount to be prepaid and the date upon which any prepayment will be made. If the Borrower fails to give such notice of a prepayment in connection with a mandatory redemption under this Agreement, such notice may be given by the Issuer, by the Trustee or by any Holder or Holders of 10% or more in aggregate principal amount of the Bonds Outstanding. The Issuer and the Trustee, at the written request of the Borrower or any such Holder, shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Issuer shall not be required to make payment of any money required for such redemption) to effect redemption of all or part of the Bonds then Outstanding, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture. The Issuer hereby appoints the Borrower to give all notices and make all requests to the Trustee with respect to the application of funds paid by the Borrower as prepayments, including notices of optional redemption of the Bonds in conformity with Article IV of the Indenture.

ARTICLE IX
NON-LIABILITY OF ISSUER; EXPENSES; INDEMNIFICATION
     Section 9.1 Non-liability of Issuer.
     The Issuer shall not be obligated to pay the principal of, or premium, if any, or interest on, the Bonds, except from Revenues and shall not be obligated to pay the Purchase Price of the Bonds except from amounts available for such payments under the Indenture, this Agreement, the Guaranty and any Letter of Credit. The Borrower hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds will be provided by the payments made by the Borrower pursuant to this Agreement, together with amounts received by the Trustee under the Guaranty or the Letter of Credit, if any, investment income on certain funds and accounts held by the Trustee under the Indenture, and other Revenues with respect to the Bonds, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal and Purchase Price of, and premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Borrower shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, Purchase Price, premium or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Borrower, the Issuer, the Credit Provider, if any, or any third party.
     Section 9.2 Expenses.
     The Borrower covenants and agrees to pay or reimburse the Issuer, the Trustee, the Tender Agent and the Paying Agent against and to reimburse them promptly for all reasonable costs and charges, including, without limitation, the Issuer’s administrative fees, the Trustee’s compensation provided for in the Indenture and including fees and disbursements of attorneys, accountants, consultants and other experts, incurred in good faith in connection with this Agreement, the Bonds or the Indenture.
     Section 9.3 Indemnification.
     The Borrower releases the Issuer, the Unit and the Division from, and covenants and agrees that neither the Issuer, the Unit nor the Division, or their officers, directors, employees and agents, shall be liable for, and covenants and agrees, to the extent permitted by law, to indemnify and hold harmless the Issuer, the Unit, the Division, the Trustee, the Tender Agent and the Paying Agent and their directors, officers, employees and agents for, from, and against, any and all losses, costs, claims, damages, liabilities or expenses, of every conceivable kind, character and nature whatsoever (including but not limited to, attorney’s fees, litigation and court costs, amounts paid in settlement, and amounts paid to discharge judgments) directly or indirectly arising out of, resulting from or in any way connected with (1) the Project, or the conditions, occupancy, use, operation, maintenance, ownership, possession, conduct or management of, or work done in or about, or from the planning, design, acquisition, installation or construction of the Project or any part thereof; (2) the issuance, offering, sale, delivery or payment of the Bonds and interest thereon or any certifications, covenants or representations made by the Borrower in connection therewith and the carrying out of any of the transactions contemplated by the Bonds and this Agreement; (3) the Trustee’s acceptance or administration of the trusts under the Indenture, or the exercise or performance of any of its rights, obligations, powers or duties under the Indenture; or (4) any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, in any official statement or offering circular utilized by the Issuer or any underwriter or placement agent in connection with the sale of the Bonds, provided that the Borrower shall have no liability under this clause (4) in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based solely upon any untrue statement or omission pertaining only to the Issuer made in any official statement or offering circular with respect to the Bonds under the headings “The Issuer” or “Litigation”; provided further that the foregoing release and indemnity in this Section 9.3 shall not be required for damages that result from breach of trust, negligence or willful misconduct on the part of the party seeking such release or indemnity. The indemnity required by this Section shall be only to the extent that any loss sustained by the Issuer, or the Trustee exceeds the net proceeds the Issuer or the Trustee receives from any insurance carried with respect to the loss sustained. The Borrower further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Issuer, the Unit, the Division, the Trustee, the Tender Agent and the Paying Agent and their officers, employees and agents for any and all costs, reasonable attorneys fees and expenses, liabilities or expenses incurred in connection with investigating, defending against or otherwise in connection with any such losses, claims (whether asserted by the Issuer, the Unit, the Division, the Borrower, a Holder, or any other person), damages, liabilities, expenses or actions, except to the extent that the same arise out of the breach of trust, negligence or willful misconduct of the party claiming such payment or reimbursement or relate to provisions of this indemnity that by their terms the Borrower shall have no liability therefor. The provisions of this Section shall survive the discharge of the Indenture and the retirement of the Bonds.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Notices.
     All notices, certificates or other communications shall be deemed sufficiently given if sent by facsimile (receipt confirmed) or if mailed by first-class mail, postage prepaid, addressed to the Issuer, the Borrower, the Trustee, Moody’s or S&P (while it is a Rating Agency), as the case may be, as follows:
     To the Issuer:
Mission Economic Development Corporation
c/o Mission Economic Development Authority
901 Business Park Drive, Suite 200
Mission, Texas 78572
Attention:      Chief Executive Officer
Telephone:    (956) 585-0040
Facsimile:      (956) 581-0470

     To the Borrower:
Allied Waste North America, Inc.
18500 North Allied Way
Phoenix, Arizona 85054
Attention:       Treasurer
Telephone:     (480) 627-2700
Facsimile:       (480) 627-2706
     To the Trustee:
Deutsche Bank Trust Company Americas
60 Wall Street, 27th Floor
New York, New York 10005
Attention:      Municipal Group
Telephone:    (212) 250-7848
Facsimile:      (212) 797-8618
     To S&P:
Standard & Poor’s Ratings Group
55 Water Street, 40th Floor
New York, New York 10041
Attn: Structured Finance Group
Telephone:       (212) 438-2000
Facsimile:    (212)438-7322
     To Moody’s:
Moody’s Investors Services, Inc.
99 Church Street, 3rd Floor
New York, New York 10007
Attention:       Costas Chrysostomou
                        Corporate Finance Group
Telephone:      (212) 553-3696
Facsimile:       (212) 298-6519
     A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Borrower to the other shall also be given to the Trustee and any Credit Provider, if applicable. Notices to the Trustee are effective only when actually received by the Trustee. The Issuer, the Borrower, the Trustee and any Credit Provider, if applicable, may, by notice given hereunder, designate any different addresses to which subsequent notices, certificates or other communications shall be sent.

     Section 10.2 Severability.
     If any provision of this Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.
     Section 10.3 Execution of Counterparts.
     This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
     Section 10.4 Amendments, Changes and Modifications.
     Except as otherwise provided in this Agreement or the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated except by the written agreement of the Issuer and the Borrower and with the written consent of the Credit Provider, if applicable, and of the Trustee, if required, in accordance with Section 9.5 of the Indenture.
     Section 10.5 Governing Law.
     This Agreement shall be construed in accordance with and governed by the Constitution and laws of the State applicable to contracts made and performed in the State.
     Section 10.6 Authorized Representative.
     Whenever under the provisions of this Agreement the approval of the Borrower is required or the Borrower is required to take some action at the request of the Issuer, such approval or such request shall be given on behalf of the Borrower by its Authorized Representative, and the Issuer and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.
     Section 10.7 Term of the Agreement.
     This Agreement shall be in full force and effect from the date hereof and shall continue in effect as long as any of the Bonds are Outstanding or the Trustee holds any moneys under the Indenture, whichever is later.
     Section 10.8 Binding Effect.
     This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Borrower and their respective successors and assigns; subject, however, to the limitations contained in Sections 5.2 and 5.9 hereof.

     Section 10.9 Complete Agreement.
     The parties agree that the terms and conditions of this Agreement supersede those of all previous agreements between the parties, and that this Agreement, together with the documents referred to in this Agreement, contains the entire agreement between the parties hereto.
     Section 10.10 Business Days.
     If any payment is to be made hereunder or any action is to be taken hereunder on any date that is not a Business Day, such payment or action otherwise required to be made or taken on such date shall be made or taken on the immediately succeeding Business Day with the same force and effect as if made or taken on such scheduled date.
     Section 10.11 Waiver of Personal Liability.
     No officer, agent, board member or employee of the Issuer or any director, officer, agent or employee of the Borrower or the Guarantor or any subsidiary thereof shall be individually or personally liable for the payment of any principal of and interest on the Bonds or any other sum hereunder or be subject to any personal liability or accountability by reason of the execution and delivery of this Agreement; but nothing herein contained shall relieve any such member, director, officer, agent or employee from the performance of any official duty provided by law or by this Agreement; provided, however, that no covenant, agreement or obligation contained herein shall be deemed to be a covenant, agreement or obligation of any past, present or future council member, officer, employee or agent of the Issuer in his individual capacity so long as he acts in good faith, and no such council member, officer, employee or agent shall be subject to any liability under this Agreement or the Note or with respect to any other action taken by him provided that he does not act in bad faith.
     Section 10.12 Waivers.
     Each of the Borrower and the Issuer hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or the Project and for any counterclaim therein and (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages.
     Section 10.13 Notice to the Division.
     The Borrower will provide written notification to the Division in the event of a default in the timely payment of monies due in payment of the Bonds or upon notification of the Trustee by the Internal Revenue Service that the interest on the Bonds is, or may be, subject to federal income taxation.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Mission Economic Development Corporation has caused this Agreement to be executed in its name, and Allied Waste North America, Inc. has caused this Agreement to be executed in its name, each by its duly authorized officer, all as of the date first above written.

MISSION ECONOMIC DEVELOPMENT CORPORATION

By:

President
ATTEST:

By:
Treasurer
Loan Agreement

ALLIED WASTE NORTH AMERICA, INC.

By:

Michael S. Burnett Vice President and Treasurer
Loan Agreement

EXHIBIT A
DESCRIPTION OF THE PROJECTS
     The Project will be financed as part of an ongoing plan of financing and will be owned and/or operated by the Borrower. The Project consists of, but is not limited to, financing the following Facilities: (a) improvements to existing landfill facilities, including (i) construction of new disposal cells and liners within currently permitted acreage, (ii) additions and improvements to the leachate collection and treatment system, including leachate trenching, (iii) additions and improvements to the methane gas systems, (iv) installation of new liners for intermittent and final closure of completed sections of the landfill facilities, (v) site improvements, (vi) acquisition of equipment to be used at the landfill facilities, and (vii) acquisition of other equipment and assets necessary to support the foregoing improvements and to place them into service, and (b) existing collection (hauling) and transfer station facilities, including (i) acquisition of solid waste disposal trucks and support vehicles, (ii) acquisition of solid waste disposal containers and related equipment, (iii) acquisition of solid waste sorting and processing equipment, (iv) site improvements, and (v) acquisition of other equipment and assets necessary to support the foregoing improvements and place them into service at the following project sites:
•	7790 Tessman Road, San Antonio, Bexar County, 78219

•	2101 Commerce Street, Marble Falls, Burnet County, 78654

•	440 Heath Lane, Jacksonville, Cherokee County, 75766 (Landfill)

•	440 Heath Lane, Jacksonville, Cherokee County, 75766 (Collection)

•	1450 East Cleveland Street, Hutchins, Dallas County, 75141

•	16300 South Highway 156, Justin, Denton County, 76234

•	801 East College Street, Lewisville, Denton County, 75057

•	3935 Avenue A, Alta Loma, Galveston County, 77510

•	1102 Landfill Road, Longview, Gregg County, 75603

•	2611 North State Highway 42,Kilgore, Gregg County, 75662

•	403 Jensen Drive, Houston, Harris County, 77020

•	8101 Little York Road, Houston, Harris County, 77016 (Collection)

•	13630 Fondren Road, Houston, Harris County, 77085

•	5757 Oates Road, Suite A, Houston, Harris County, 77078 (Collection)

•	5301 Brookglen Drive, Houston, Harris County, 77017

•	5757 Oates Road, Suite A, Houston, Harris County, 77078 (Landfill)

•	8101 Little York Road, Houston, Harris County, 77016 (Landfill)

•	5226 US Highway 175 East, Athens, Henderson County, 75752

•	FM 493 Mile 12 Road East, Donna, Hidalgo County, 78537

•	2559 FM 66, Itasca, Hill County, 76055 (Collection)

•	2559 FM 66, Itasca, Hill County, 76055 (Landfill)

•	6425 Highway 347, Beaumont, Jefferson County, 77705

•	6433 La Belle Road, Beaumont, Jefferson County, 77705

•	Highway 277 North / 83 and FM 3034, Abilene, Jones County, 79601

•	3315 Loop 534, Kerrville, Kerr County, 78028 (Landfill)

•	3315 Loop 534, Kerrville, Kerr County, 78028 (Collection)

•	3048 County Road, 460, Mexia, Limestone County, 76667

•	1812 Keuka Street, Lubbock, Lubbock County, 79403

•	2501 South Business 45, Corsicana, Navarro County, 75110

•	4414 Agnes Street, Corpus Christi, Nueces County, 78405

•	4831 East 25th Avenue, Amarillo, Potter County, 79103

•	20700 Helium Road, Canyon, Randall County, 79015

•	12920 FM 2767, Tyler, Smith County, 75708 (Landfill)

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•	12920 FM 2767, Tyler, Smith County, 75708 (Collection)

•	6100 Elliott Reeder Road, Fort Worth, Tarrant County, 76117

•	5001 Pine Street, Abilene, Taylor County, 79601

•	3301 Farm Road 3417, Mount Pleasant, Titus County, 75455 (Collection)
Loan Agreement

EXHIBIT B
PROMISSORY NOTE

$56,800,000	April ___, 2007
     ALLIED WASTE NORTH AMERICA, INC., a Delaware corporation (the “Borrower”), for value received, hereby promises to pay to the Mission Economic Development Corporation (the “Issuer”), or assigns, the principal sum of $56,800,000, subject to prior payment, with interest on the unpaid principal sum, from the date hereof, until said principal sum shall be paid or until the maturity of the Bonds (as hereinafter defined) shall be accelerated pursuant to the Indenture (as hereinafter defined), and to the extent permitted by law, interest on overdue installments of such interest, at the then interest rate provided in the Bonds. Interest shall be payable at the interest rates payable on the Bonds, and the principal of, premium, if any, and interest on this Note shall be payable at the times as set forth in more detail in the Agreement (as hereinafter defined) and the Indenture.
     Payments shall be made in lawful money of the United States of America in immediately available funds on the date payment is due, at the designated corporate trust office of Deutsche Bank Trust Company, as trustee (the “Trustee”) in New York, New York, or at such other place as the Trustee may direct in writing, in accordance with the terms of the Loan Agreement, dated as of April 1, 2007 (the “Agreement”), between the Issuer and the Borrower
     The Issuer, by the execution of the Indenture, as hereinafter defined, and the assignment form at the foot of this Note, is assigning this Note and the payments thereon to the Trustee acting pursuant to the Indenture, dated as of April 1, 2007 (the “Indenture”), between the Issuer and the Trustee as security for the Issuer’s $56,800,000 in aggregate principal amount of Solid Waste Disposal Revenue Bonds (Allied Waste North America, Inc. Project) Series 2007A (the “Bonds”), as issued pursuant to the Indenture. Payments of principal of and interest on this Note shall be made directly to the Trustee for the account of the Issuer pursuant to such assignment and applied only to the principal of and interest on the Bonds. All obligations of the Borrower hereunder shall terminate when all sums due and to become due pursuant to the Indenture, this Note, the Agreement, as hereinafter defined, and the Bonds have been paid.
     In addition to the payments of principal and interest specified in the first paragraph hereof, the Borrower shall also pay such additional amounts, if any, which, together with other moneys available therefor pursuant to the Indenture, may be necessary to provide for payment when due (whether at maturity, by acceleration or call for redemption, mandatory purchase, purchase upon optional tenders, sinking fund redemption or otherwise) of principal and purchase price of, and premium, if any, and interest on, the Bonds.
     The Borrower shall have the option or may be required to prepay this Note in whole or in part upon the terms and conditions and in the manner specified in the Agreement.
     This Note is issued pursuant to the Agreement as evidence of the Borrower’s payment obligation in Sections 4.2(a) and 4.2(b) thereof and is entitled to the benefits and subject to the conditions thereof, including the provisions of Section 4.3 thereof that the Borrower’s

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obligations thereunder and hereunder shall be unconditional. All the terms, conditions and provisions of the Agreement and the applicable provisions of the Bonds and the Indenture are, by this reference thereto, incorporated herein as a part of this Note.
     In case a Loan Default Event, as defined in the Agreement, shall occur, the principal of and interest on this Note may be declared immediately due and payable as provided in the Agreement. This Note shall be governed by, and construed in accordance with, the laws of the State of Texas.
     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed in its corporate name by its duly authorized officer, all as of the date first above written.

ALLIED WASTE NORTH AMERICA, INC.

By:

Michael S. Burnett
Vice President and Treasurer

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ASSIGNMENT
     Pay to the order of Deutsche Bank Trust Company Americas, as Trustee, without recourse or warranty, except warranty of good title, warranty that the Issuer has not assigned this Note to a Person other than the Trustee and warranty that the original principal amount hereof remains unpaid.

MISSION ECONOMIC DEVELOPMENT CORPORATION

By:

President

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